Exhibit 99.1
FOR IMMEDIATE RELEASE
HANDLEMAN COMPANY ELECTS ALBERT KOCH TO PRESIDENT AND CHIEF
EXECUTIVE OFFICER, SUCCEEDING STEPHEN STROME
Troy, Michigan – November 28, 2007, Handleman Company (NYSE: HDL), www.handleman.com today announced that its Board of Directors has elected Albert A. Koch to President and Chief Executive Officer (CEO). Mr. Koch is succeeding Stephen Strome, who is retiring after nearly 30 years with the Company, of which the last 16 were as CEO. Mr. Strome will become a consultant to the Company to assist in accelerating its plan of returning to profitability.
Mr. Koch is an experienced business leader who has successfully assisted a number of companies, including most recently Polar Corporation and Champion Enterprises Inc., in successfully achieving their strategic objectives. The Board of Directors believes that Handleman’s most important priorities are to accelerate the pace of change at the Company and return it to profitability, both areas in which Mr. Koch has a proven record of excellence.
Mr. Koch said, “The music industry is undergoing dramatic changes. This requires the Company to continue building on the significant steps Steve and his management team have already put in place to reduce costs. At the same time we intend to pursue additional opportunities to strengthen the Company’s overall performance. My focus at Handleman Company will be to improve financial results, while leveraging the Company’s core competencies of category management, logistics and in-store service into other avenues for growth.”

Stephen Strome added, “I have been working with Handleman’s Board of Directors to identify my successor. Al’s election by the Board of Directors allows me to retire having met that goal. He has a history of returning companies to profitability, accelerating change initiatives and strengthening overall performance. Further, the Company's cost savings initiatives are on track and the Company continues to focus on identifying additional areas to reduce costs.”
Mr. Koch concluded, “The Company has a long history of managing change and redefining its business model. I am confident that, together with the talent and proprietary processes that distinguish Handleman Company in the marketplace, we will make significant progress in achieving our goals. The holiday season is an important period for the Company. A significant portion of its sales and earnings take place during this period. In addition, the Company's liquidity is strong at this time, with excess availability through its credit facility currently at approximately $100 million.”
Mr. Koch is currently Vice Chairman and Managing Director of AlixPartners, an international financial advisory firm, and Chairman of Polar Corporation, a leading full-service provider of tank trailers, light-duty trailer parts and tank repair and maintenance services. Previously he served as CEO at Champion Enterprises Inc., the world’s largest builder of manufactured homes. While at Champion Enterprises Inc. he led a major financial and operational turnaround, which saw significant improvement in the Company’s operating results and market capitalization. Other positions included interim CFO of the Kmart Corporation and Oxford Health Plans, and leading the restructuring of Ryder Systems, Inc. Mr. Koch was a partner with Ernst & Young for 14 years, including seven as Managing Partner of the Firm’s Detroit office. He holds a bachelor’s degree in accounting from Elizabethtown College, and is a member of several professional associations.
About Handleman
Handleman Company is a category manager and distributor of prerecorded music and console video game hardware, software and accessories to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements
Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, the ability to secure funding or generate sufficient cash required to build and grow other new businesses, achievement of cost saving strategies identified or in the process of being implemented, risks associated with the Company’s responsibilities required under its agreement with Tesco PLC, improving operating performance after the termination of the Company’s music supply agreement with ASDA and generating cash from reducing working capital investment, achieving the business integration objectives expected with the Crave Entertainment Group and REPS acquisitions, changes in the music and console video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music and console video game distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, successfully executing new business initiatives, dependence on third-party carriers to deliver products to customers, the occurrence of catastrophic events or acts of terrorism, retaining and/or recruiting key executives, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contacts:
Thomas Braum	Greg Mize, Vice President of
Executive Vice President and CFO	Investor Relations and Treasurer
(248) 362-4400, Ext. 718	(248) 362-4400, Ext. 211